WASATCH PHARMACEUTICAL, INC.
 714 East 7200 South, Midvale, Utah 84047 Phone 801-566-9688 - Fax 801-566-9680



May 5, 1997



W.A. Guy
305 N.W. 7th Ave.
Mineral Wells, TX  76067

Dear W.A;

The Board of Directors has directed me to cancel all certificates issued in behalf of Lindbergh-Hammar for failure to perform per our agreement. It's important that you understand that this has been done.

Our every ho-e was that you would be successful, as it meant success for us also. If sometime in the future you can secure the necessary funding and license to establish you business in the insurance industry please let me know and I will be more than happy to approach the board of Directors in your behalf.

Best Wishes,

/s/ Gary V. Heesch

Gary V. Heesch,
President


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